EXHIBIT 3.2


                             CHAPMAN AND CUTLER LLP
                             111 WEST MONROE STREET
                             Chicago, Illinois 60603

                               September 22, 2005

Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York
Unit Investment Trust Division
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

                Re: Van Kampen Unit Trusts, Municipal Series 578
--------------------------------------------------------------------------------


Ladies/Gentlemen:

         We have acted as counsel for Van Kampen Funds Inc., depositor of Van Kampen Unit Trusts, Municipal Series 578 (the "Fund"), in connection with the issuance of units of fractional undivided interest (the "Units") in the several trusts of said Fund (each, a "Trust") under a Trust Agreement, dated September 22, 2005 (the "Indenture"), among Van Kampen Funds Inc., as depositor, Standard & Poor's Securities Evaluations, Inc., as evaluator, Van Kampen Asset Management, as supervisor, and The Bank of New York, as trustee (the "Trustee").

         In this connection, we have examined the registration statement and the prospectus for the Fund (the "Prospectus"), the Indenture, and such other instruments and documents, as we have deemed pertinent. For purposes of this opinion, we are assuming that the Trusts will at all times be operated in accordance with the Indenture and that the parties to the Indenture will at all times fully comply with the terms of the Indenture. Failure to operate the Trusts at all times in accordance with the Indenture or failure to comply fully at all times with the terms of the Indenture could result in federal income tax treatment different from that described below.

         You have informed us that the assets of each Trust will consist of a portfolio as set forth in the Prospectus. All of the assets of each Trust constitute the "Trust Assets." You have not requested us to examine, and accordingly we have not examined, any of the Trust Assets and express no opinion as to the federal income tax treatment thereof.

         Based upon the foregoing and on the facts outlined in this opinion, and upon an investigation of such matters of law as we consider to be applicable:

                   (i) We are of the opinion that, under existing United States Federal income tax law, each Trust is not an association taxable as a corporation for Federal income tax purposes but will be classified as a grantor trust and will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

                  (ii) Section 671 of the Code provides that, where a trust grantor is treated as the owner of any portion of a trust, there shall then be included in computing the taxable income and credits of the grantor those items of income, deductions and credits against tax of the trust which are attributable to that portion of the trust to the extent that such items would be taken into account under the Code in computing taxable income or credits against the tax of an individual. Each Unitholder is treated as the owner of a pro rata portion of each Trust under Section 676 of the Code. Therefore, a Unitholder will be considered as owning a pro rata share of each of the Trust Assets in the proportion that the number of Units held by him or her bears to the total number of Units outstanding. We are of the opinion that, under existing United States Federal income tax law, (a) under subpart E, subchapter J of chapter 1 of the Code, income of each Trust will be treated as income of each Unitholder in the proportion described above, and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned a pro rata portion of such Trust's assets and (b) each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust Asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned a pro rata portion of such Trust's assets.

                 (iii) Although the discussion in the Prospectus under the heading "Federal Tax Status" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Units, in our opinion, under existing United States Federal income tax law, such discussion, taken as a whole, is an accurate summary in all material respects, to the extent that the discussion constitutes statements of law or legal conclusions with respect to United States federal income tax matters. In this regard, please note that (a) we have not examined any of the Trust Assets and we are therefore unable to express an opinion, and we express no opinion as to the federal income tax treatment thereof and
         (b) the discussion under "Federal Tax Status" depends in part on the facts peculiar to individual Unitholders of which we have made no investigation and have no knowledge.

         Our opinion is based on the Code, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the Code, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service nor a court of law, and has no official status of any kind. The Internal Revenue Service or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case. In evaluating these federal tax issues, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be resolved through settlement if raised.

         This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States federal, state, local or foreign law.

         Katten Muchin Rosenman LLP may rely on the foregoing opinion for purposes of rendering its opinion to the Fund dated as of today regarding certain New York tax matters.

         We have also examined the income tax laws of the State of Kansas, and we have made the following assumptions. The assets of the Trust will consist of interest-bearing obligations issued by or on behalf of the State of Kansas (the "State"), its political subdivisions and authorities, and, provided the interest thereon is exempt from State income taxes, by or on behalf of territories or possessions of the United States of America, or its political subdivisions, agencies or instrumentalities (the "Bonds"). Distributions of interest on the Bonds received by the Trust will be made monthly unless a Unitholder elects to receive them semi-annually.

         Although we express no opinion with respect thereto, in rendering the opinion expressed herein, we have assumed that the Bonds were validly issued by the State of Kansas, or its instrumentalities or municipalities and by or on behalf of territories or possessions of the United States of America, or its instrumentalities or municipalities, as the case may be.

         Based on the foregoing, and review and consideration of existing State laws, and assuming interest on the Bonds is excludable from gross income under
Section 103 of the Internal Revenue Code of 1986, it is our opinion, and we herewith advise you, as follows:

         Under the laws of the State of Kansas, as presently enacted and construed:

               (i) The Trust is not an association taxabl asa corporation for Kansas income tax purposes;

               (ii) Each Unitholder of the Trust will be treated as the owner of a pro rata portion of the Trust, and the income and deductions of the Trust will therefore be treated as income and deductions of the Unitholder under Kansas law;

               (iii) Interest on the Bonds issued after December 31, 1987 by the State of Kansas or any of its political subdivisions will be exempt from income taxation imposed on individuals, corporations and fiduciaries (other than banks, trust companies or savings and loan associations) however, interest on Bonds issued prior to January 1, 1988 by the State of Kansas or any of its political subdivisions will not be exempt from income taxation imposed on individuals, corporations and fiduciaries (other than banks, trust companies or savings and loan associations) unless the laws of the State of Kansas authorizing the issuance of such Bonds specifically exempt the interest on the Bonds from income taxation by the State of Kansas;

               (iv) Interest on the Bonds issued by the State of Kansas or any of its political subdivisions will be subject to the tax imposed on banks, trust companies and savings and loan associations under Article 11, Chapter 79 of the Kansas statutes;

               (v) Interest on the Bonds which is exempt from Kansas income taxation when received by the Trust will continue to be exempt when distributed to a Unitholder (other than a bank, trust company or savings and loan association);

               (vi) Each Unitholder of the Trust will recognize gain or loss for Kansas income tax purposes if the Trustee disposes of a Bond (whether by sale, exchange, payment on maturity, retirement or otherwise) or if the Unitholder redeems or sells Units of the Trust to the extent that such transaction results in a recognized gain or loss for federal income tax purposes;

               (vii) Interest received by the Trust on the Bonds is exempt from intangibles taxation imposed by any counties, cities and townships pursuant to present Kansas law; and

               (viii) No opinion is expressed regarding whether the gross earnings derived from the Units is subject to intangibles taxation imposed by any counties, cities and townships pursuant to present Kansas law.

         We have not examined any of the Bonds to be deposited and held in the Kansas Trust or the proceedings for the issuance thereof or the opinions of bond counsel with respect thereto, and therefore express no opinion as to the exemption from State income taxes of interest on the Bonds if received directly by a Unitholder.

         We have also examined the income tax law of the Commonwealth of Virginia ("Virginia"), which is based upon the Federal Law, to determine its applicability to the Virginia Quality Trust (the "Virginia Trust") being created as part of the Fund and to the holders of Units in the Virginia Trust who are residents of the Commonwealth of Virginia ("Virginia Unitholders").

         The assets of the Virginia Trust will consist of interest-bearing obligations issued by or on behalf of Virginia ("Virginia") or counties, municipalities, authorities or political subdivisions thereof (the "Virginia Bonds") and certain bonds issued by Puerto Rico authorities (the "Possession Bonds" and collectively with the Virginia Bonds, the "Bonds"). Although we express no opinion with respect to the issuance of the Bonds, in rendering our opinion expressed herein, we have assumed that: (i) the Bonds were validly issued, (ii) the interest thereon is excludable from gross income for federal income tax purposes and (iii) the interest thereon is exempt from income tax imposed by Virginia that is applicable to individuals and corporations (the "Virginia Income Tax") and with respect to the Possession Bonds, bond counsel to the issuing authorities rendered opinions as to the exemption from all state and local taxation. This opinion does not address the taxation of persons other than full time residents of Virginia. Based upon the foregoing it is our opinion that under Virginia income tax law, as presently enacted and construed:

                   (a) The Virginia Trust is not an association taxable as a corporation for Virginia income tax purposes and each Unitholder of the Virginia Trust will be treated as the owner of a pro rata portion of the assets held by the Virginia Trust and the income of such portion of the assets held by the Virginia Trust will be treated as income of the Unitholder for purposes of the Virginia Income Tax.

                   (b) Interest on the Virginia Bonds which is exempt from Virginia Income Tax when received by the Virginia Trust, and which would be exempt from Virginia Income Tax if received directly by a Unitholder, will retain its status as exempt from such tax when received by the Virginia Trust and distributed to such Unitholder.

                   (c) Interest on the Possession Bonds which is excludable from gross income for Federal income tax purposes and is exempt from state and local taxation pursuant to Federal law when received by the Virginia Trust will be exempt from Virginia taxation and therefore will not be includable in the income of the Unitholder for income tax purposes when distributed by the Virginia Trust and received by the Unitholders.

                   (d) The Virginia legislature has enacted a law, effective July 1, 1997, that would exempt from the Virginia Income Tax income derived on the sale or exchange of obligations of the Commonwealth of Virginia or any political subdivision or instrumentality of the Commonwealth of Virginia. However, Virginia law does not address whether this exclusion would apply to gains recognized through entities such as the Virginia Quality Trust. Accordingly, we express no opinion as to the treatment for Virginia Income Tax purposes of any gain or loss recognized by a Unitholder for federal income tax purposes.

                   (e) The Virginia Income Tax does not permit a deduction of interest paid on indebtedness incurred or continued to purchase or carry Units in the Virginia Trust to the extent that interest income related to the ownership of Units is exempt from Virginia Income Tax.

         In the case of Unitholders subject to the Virginia Bank Franchise Tax, the income derived by such a Unitholder from his pro rata portion of the Bonds held by the Virginia Trust may affect the determination of such Unitholder's Bank Franchise Tax. Prospective investors should consult their tax advisors.

         We have not examined any of the Bonds to be deposited and held in the Virginia Trust or the proceedings for the issuance thereof or the opinions of the bond counsel with respect thereto, and therefore express no opinion as to the exemption from Virginia Income Tax of interest on the Bonds if received directly by a Unitholder. In addition, we express no opinion with respect to any taxes or items other than those described above.

         The Committee on Legal Opinions of the American Bar Association promulgated the "Third-Party Legal Opinion Report, Including the Legal Opinion Accord," (the "ABA Guidelines") in 1991. Among other things the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions). In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used.

         Chapman and Cutler LLP does not and will not impose any limitation on the disclosure of tax treatment or tax structure of any transaction relating to this matter.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-126975) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                                          Very truly yours,



                                                          CHAPMAN AND CUTLER LLP